Exhibit 99.1

SEALY CORPORATION
Mailing Address: One Office Parkway • Trinity, North Carolina 27370
Telephone: 336-861-3500 • Fax: 336-861-3501

FOR IMMEDIATE RELEASE	Contact:	Mark D. Boehmer
VP & Treasurer
(336) 861- 3603

SEALY CORPORATION REPORTS SECOND QUARTER RESULTS

— Net Sales Grow 5.9% —
— Gross Profit Increases 7.3% —

ARCHDALE, North Carolina (July 12, 2006) — Sealy Corporation (NYSE: ZZ), the largest bedding manufacturer in the world, today announced results for its second quarter of fiscal 2006.

Net sales for the fiscal quarter ended May 28, 2006 increased 5.9% to $376.7 million from $355.9 million for the comparable period a year earlier. Domestic net sales increased 2.5% to $291.5 million as average unit selling price improved 9.0% and unit volume declined 5.9%. International net sales increased $13.6 million or 19.0% (17.4% on a constant currency basis) to $85.2 million on unit volume increases of 12.2% and average unit selling price improvement of 6.0%.

Second quarter gross profit was $168.6 million, or 44.7% of sales, versus $157.1 million, or 44.1% of sales, for the comparable period a year earlier. This increase was due primarily to improvements in Sealy’s international operations, domestic manufacturing efficiency and sales mix, as its luxury products, which retail above $1,000, continued to outpace sales of other products. Adjusted EBITDA(1) for the quarter increased to $56.9 million versus $56.0 million for the comparable period a year earlier.

Net income was $0.1 million, or $0.00 per diluted share, versus $6.4 million for the comparable period a year ago. Second quarter 2006 operating results included pretax costs of $34.2 million, or $21.0 million after tax or $0.24 per diluted share, related to the Company’s initial public offering (“IPO”) and related debt repayment. Second quarter results also include $6.4 million of incremental cost related to the launch of Sealy’s new products and $1.5 million of incremental expense for stock options versus the comparable prior year period. As previously disclosed, these incremental costs are expected to total approximately $15 million to $20 million in 2006. Second quarter 2005 operating results included pretax costs of $6.2 million, or $3.7 million after tax, related to debt refinancing.

“We are pleased with our results for the quarter and the progress we have made on our new product introductions. The Stearns & Foster roll-out is complete and approximately half of the new Posturepedic product has been rolled out,” said David J. McIlquham, Sealy’s Chairman and Chief Executive Officer. “As we have previously communicated, product upgrade cycles typically impact unit volumes in the short term as our retail partners transition the beds on their selling floors. Over the long term, such new product innovation is an important driver of our growth. This process is expected to last until the beginning of the fourth quarter domestically and is already complete in some of our international businesses that introduced major new lines in the first quarter of 2006.”

(1)             Please see the attached tables below for a reconciliation of Adjusted EBITDA to net income and cash flow from operations.

Mr. McIlquham continued, “Along with ongoing strong demand in our international markets, we are focused on driving domestic unit volume through new product introductions and targeted promotions during the key summer months. We firmly believe that the strength of our brands, our position as the market share leader in the industry, combined with continued operating improvements, position Sealy to increase its annual cash flow and profitability consistently over the long term.”

Net sales for the six months ended May 28, 2006 increased 8.0% to $772.4 million from $714.9 million for the comparable period a year earlier. Gross profit was $345.3 million, or 44.7% of sales, versus $316.2 million, or 44.2% of sales, for the comparable period a year earlier. Adjusted EBITDA was $120.9 million versus $115.7 million for the comparable period a year earlier. Net income was $23.1 million, versus net income of $27.1 million for the comparable period a year ago. Six month results include $14.9 million of incremental cost related to the launch of Sealy’s new products and $1.8 million of incremental expense for stock options versus the comparable prior year.

As of May 28, 2006, Sealy’s cash and cash equivalent balance was $24.2 million versus $25.0 million at the comparable time last year. The Company had total debt of $818.0 million at May 28, 2006, compared to total debt of $1,033.8 million as of May 29, 2005.

As previously announced, the Company’s Board of Directors has authorized a quarterly cash dividend of $0.075 per common share. The dividend is payable on August 1, 2006, to common stockholders of record on July 14, 2006.

Conference Call

The Company will host a conference call and audio webcast with investors, analysts and other interested parties today at 5:00 P.M. Eastern time. The live call can be accessed by dialing (800) 289-0529 or for international participants (913) 981-5523. Participants should register at least 15 minutes prior to the commencement of the call. Additionally, a live audio webcast will be available to interested parties at www.sealy.com under the Investor Relations section. Participants should allow at least 15 minutes prior to the commencement of the call to register, download and install necessary audio software.

About Sealy

Sealy is the largest bedding manufacturer in the world with sales of nearly $1.5 billion in 2005. The company manufactures and markets a broad range of mattresses and foundations under the Sealy®, Sealy Posturepedic®, Stearns & Foster®, and Bassett® brands. Sealy has the largest market share and highest consumer awareness of any bedding brand in North America. Domestically, Sealy has 20 plants and sells its products to 2,900 customers with more than 7,000 retail outlets. Sealy is also a leading supplier to the hospitality industry. For more information, please visit www.sealy.com.

This document contains forward-looking statements within the meaning of the safe harbor provisions of the Securities Litigation Reform Act of 1995. Terms such as “expect,” “believe,” “continue,” and “grow,” as well as similar comments, are forward-looking in nature. Although the Company believes its growth plans are based upon reasonable assumptions, it can give no assurances that such expectations can be attained. Factors that could cause actual results to differ materially from the Company’s expectations include: general business and economic conditions, competitive factors, raw materials purchasing, and fluctuations in demand. Please refer to the Company’s Securities and Exchange Commission filings for further information.

SEALY CORPORATION
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Quarter Ended
	May 28, 2006	May 29, 2005
Net sales	$376,712	$355,890
Cost of goods sold	208,136	198,777
Gross Profit	168,576	157,113

Selling, general and administrative expenses	123,111	110,465
Expenses associated with initial public offering of common stock	28,510	—
Amortization of intangibles	133	112
Royalty income, net of royalty expense	(3,706)	(3,716)

Income from operations	20,528	50,252
Interest expense	17,893	20,378
Debt extinguishment and refinancing expenses	5,295	6,248
Other income, net	(379)	(65)

Income (loss) before income tax expense (benefit)	(2,281)	23,691
Income tax expense (benefit)	(2,407)	17,270

Net income	$126	$6,421

Earnings per common share - Basic	$—	$0.09

Earnings per common share - Diluted	$—	$0.09

Weighted average number of common shares outstanding:
Basic	82,065	70,323
Diluted	88,440	75,054

SEALY CORPORATION
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Six Months Ended
	May 28, 2006	May 29, 2005
Net sales	$772,447	$714,913
Cost of goods sold	427,174	398,750
Gross Profit	345,273	316,163

Selling, general and administrative expenses	246,715	218,796
Expenses associated with initial public offering of common stock	28,510	—
Amortization of intangibles	255	287
Royalty income, net of royalty expense	(7,395)	(6,344)

Income from operations	77,188	103,424
Interest expense	36,629	40,105
Debt extinguishment and refinancing expenses	5,295	6,248
Other income, net	(566)	(158)

Income before income tax expense	35,830	57,229
Income tax expense	12,445	30,174

Income before cumulative effect of a change in accounting principle	23,385	27,055
Cumulative effect on prior years (to November 28, 2005) of the adoption of FASB Interpretation No. 47, net of related tax benefit of $191	287	—

Net income	$23,098	$27,055

Earnings per common share - Basic
Income before cumulative effect of a change in accounting principle	$0.30	$0.38
Cumulative effect of a change in accounting principle	—	—
Earnings per common share - Basic	$0.30	$0.38

Earnings per common share - Diluted
Income before cumulative effect of a change in accounting principle	$0.28	$0.35
Cumulative effect of a change in accounting principle	—	—
Earnings per common share - Diluted	$0.28	$0.35

Weighted average number of common shares outstanding:
Basic	76,273	70,285
Diluted	82,458	77,848

SEALY CORPORATION
Condensed Consolidated Balance Sheets
(in thousands)

	May 28, 2006	November 27, 2005	May 29, 2005
	(Unaudited)		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$24,207	$36,554	$25,038
Accounts receivable, net of allowances for bad debts, cash discounts and returns	184,096	175,414	185,440
Inventories	67,827	60,141	56,278
Assets held for sale	1,405	1,405	4,270
Prepaid expenses and other current assets	21,676	14,320	11,636
Deferred income taxes	16,583	16,555	13,201
	315,794	304,389	295,863

Property, plant and equipment—at cost	346,450	328,935	319,683
Less: accumulated depreciation	(171,110)	(160,958)	(152,720)

	175,340	167,977	166,963
Other assets:
Goodwill	388,286	384,646	384,240
Other intangibles	4,508	4,559	4,470
Debt issuance costs, net, and other assets	28,849	33,116	36,211
	421,643	422,321	424,921
	$912,777	$894,687	$887,747

Liabilities and Stockholders’ Deficit
Current liabilities:
Current portion of long-term obligations	$21,955	$12,769	$20,676
Accounts payable	108,920	119,558	103,558
Accrued incentives and advertising	31,351	37,958	32,525
Accrued compensation	30,390	44,138	32,511
Accrued interest	16,809	18,414	18,548
Other accrued expenses	39,381	47,429	41,869

	248,806	280,266	249,687

Long-term obligations, net of current portion	796,092	948,975	1,013,135
Other noncurrent liabilities	45,314	43,659	43,355
Deferred income taxes	13,644	12,356	15,652
Commitments and contingencies	—	—	—

Common stock and options subject to redemption	21,310	21,654	—

Stockholders’ deficit:
Common stock, $0.01 par value; Authorized 200,000 shares; Issued and outstanding: 2006 — 90,836; 2005 — 70,480 (including shares classified above as subject to redemption: 2006 — 263; 2005 — 263)	905	702	926
Additional paid-in capital	662,799	365,900	386,702
Accumulated deficit	(883,365)	(781,463)	(822,887)
Accumulated other comprehensive income	7,272	2,638	1,177
	(212,389)	(412,223)	(434,082)
	$912,777	$894,687	$887,747

SEALY CORPORATION
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Six Months Ended
	May 28, 2006	May 29, 2005
Cash flows from operating activities:
Net income	$23,098	$27,055
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	10,994	10,719
Deferred income taxes	975	17,344
Non-cash interest expense:
Senior Subordinated PIK Notes	3,348	3,886
Amortization of debt issuance costs and other	756	2,084
Stock-based compensation	2,074	251
(Gain) loss on sale of assets	564	(53)
Write-off of debt issuance costs related to debt extinguishments	1,725	3,384
Cumulative effect of accounting change	287	—
Other, net	(177)	314
Changes in operating assets and liabilities:
Accounts receivable	(8,682)	(12,611)
Inventories	(7,686)	(4,355)
Prepaid expenses and other current assets	(6,644)	4,294
Accounts payable	(12,114)	6,992
Accrued expenses	(29,140)	(22,387)
Other liabilities	778	(2,182)

Net cash provided by (used in) operating activities	(19,844)	34,735

Cash flows from investing activities:
Purchase of property, plant and equipment, net	(16,047)	(14,807)
Proceeds from the sale of property, plant and equipment	464	4,648

Net cash used in investing activities	(15,583)	(10,159)

Cash flows from financing activities:
Proceeds from initial public offering of common stock, net of underwriting discount and other direct costs of $24,489	295,511	—
Cash dividend	(125,000)	—
Repayments of long-term obligations, including premiums paid of $2,703 in 2006	(139,317)	(35,000)
Borrowings under revolving credit facilities	108,718	178,122
Repayments of amounts borrowed under revolving credit facilities	(121,576)	(172,861)
Other borrowings	2,594	8,149
Exercise of employee stock options, including related excess tax benefits	1,814	252
Other	—	(251)

Net cash provided by (used in) financing activities	22,744	(21,589)

Effect of exchange rate changes on cash	336	(728)

Change in cash and cash equivalents	(12,347)	2,259
Cash and cash equivalents:
Beginning of period	36,554	22,779
End of period	$24,207	$25,038

Our long-term obligations contain various financial tests and covenants. Our senior secured credit facilities require us to meet a minimum interest coverage ratio and a maximum leverage ratio. The indenture governing our new senior subordinated notes also requires us to meet a fixed charge coverage ratio in order to incur additional indebtedness, subject to certain exceptions. We are currently in compliance with all debt covenants. The specific covenants and related definitions can be found in the applicable debt agreements, each of which we have previously filed with the Securities and Exchange Commission.

The covenants contained in our senior secured credit facilities are based on what we refer to herein as “Adjusted EBITDA”. In the senior secured credit facilities, EBITDA is defined as net income plus interest, taxes, depreciation and amortization and Adjusted EBITDA is defined as EBITDA further adjusted to exclude unusual items and other adjustments permitted in calculating covenant compliance as discussed above. Adjusted EBITDA is presented herein as it is a material component of these covenants. Non-compliance with such covenants could result in the requirement to immediately repay all amounts outstanding under such facilities. While the determination of “unusual items” is subject to interpretation and requires judgment, we believe the adjustments listed below are in accordance with the covenants.

EBITDA and Adjusted EBITDA are not recognized terms under GAAP and do not purport to be alternatives to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, they are not intended to be measures of free cash flow for management’s discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies.

The following table sets forth a reconciliation of net income to EBITDA and EBITDA to Adjusted EBITDA for the three and six months ended May 28, 2006 and May 29, 2005:

	Three months ended		Six months ended
	May 28, 2006	May 29, 2005	May 28, 2006	May 29, 2005
Income before cumulative effect of change in accounting principle	$0.1	$6.4	$23.4	$27.1
Interest cost	17.9	20.4	36.6	40.1
Income taxes	(2.4)	17.3	12.4	30.2
Depreciation and amortization	5.3	5.2	11.0	10.7

EBITDA	$20.9	$49.3	83.4	108.1
Management fees to KKR	0.2	0.5	0.8	1.0
Unusual and nonrecurring losses:
IPO expenses	28.5	—	28.5	—
Post-closing residual plant costs	0.2	0.4	0.4	0.8
Non-cash compensation	1.6	0.3	2.1	—
Debt extinguishment or refinancing charges	5.3	6.2	5.3	6.2
Other (various)	0.2	(0.7)	0.4	(0.4)

Adjusted EBITDA	$56.9	$56.0	$120.9	$115.7

The following table reconciles EBITDA to cash flow from operations:

	Six Months Ended
	May 28, 2006	May 29, 2005
Income before cumulative effect of change in accounting principle	$23.4	$27.1
Interest	36.6	40.1
Income Taxes	12.4	30.2
Depreciation & Amortization	11.0	10.7

EBITDA	83.4	108.1
Adjustments to EBITDA to arrive at cash flow from operations:
Interest expense	(36.6)	(40.1)
Income taxes	(12.4)	(30.2)
Non-cash charges against (credits to) net income	9.3	27.1
Changes in operating assets & liabilities.	(63.5)	(30.2)

Cash flow from operations	$(19.8)	$34.7